                                                                       Exhibit 8



                              March 25, 1996




Community Health Systems, Inc.
155 Franklin Boulevard
Suite 400
Brentwood, TN 37027-4600

Attention:  Mr. Richard Ragsdale, Chairman
            Mr. E. Thomas Chaney, President
              and Chief Executive Officer

Gentlemen:

          Merrill Lynch & Co. ("Merrill Lynch") is pleased to act as exclusive financial advisor to Community Health Systems, Inc. (the "Company") in connection with any proposed Business Combination involving the Company and another party (a "Purchaser"). This letter agreement is to confirm our understanding with respect to our engagement. As used in this letter agreement, the term "Business Combination" means, whether effected in one transaction or a series of transactions, (a) any merger, consolidation, reorganization or other business combination pursuant to which the business of the Company is combined with that of one or more Purchasers or one or more persons formed by or affiliated with a Purchaser, including, without limitation, any joint venture,
(b) the acquisition, directly or indirectly, by one or more Purchasers of more than 20% of the then outstanding capital stock of the Company by way of a tender or exchange offer, negotiated purchase or other means (but excluding by way of a public offering) or (c) the acquisition, directly or indirectly, by one or more Purchasers of all or a substantial portion of the assets of, or of any right to all or a substantial portion of the revenues or income of, the Company by way of a negotiated purchase, lease, license, exchange, joint venture or other means.

          Merrill Lynch will assist the Company in identifying Purchasers and in analyzing, structuring, negotiating and effecting proposed Business Combinations on the terms and conditions of this letter agreement. In this regard, we propose to undertake certain activities on your behalf, including, if appropriate, the following:

     1)   developing with the Company a list of prospective Purchasers;

     2) performing financial analyses of the Company and prospective Purchasers in the context of a possible Business Combination;

     3) if requested by the Company, assisting the Company in preparing a brochure to be utilized in discussions with prospective
          Purchasers which will describe the Company in such detail as may be appropriate under the circumstances;

     4) assisting the Company in its determination of appropriate and desirable values to be realized in a Business Combination;

     5) advising the Company as to the structure and form of proposed Business Combinations;

     6) advising and assisting the Company's management in making presentations to the Company's Board of Directors about proposed Business Combinations;

     7) counseling the Company as to strategy and tactics for initiating discussions and negotiating with a prospective Purchaser and, if requested by the Company, participating in such discussions and negotiations;

     8) assuming an agreement in principle is reached for a Business Combination, assisting the Company in negotiating a definitive acquisition agreement;

     9) if requested by the Company, rendering an opinion (the "Opinion") as to whether or not the consideration to be paid in a proposed Business Combination is fair to the shareholders of the Company from a financial point of view; and

     10) rendering such other financial advisory and investment banking services as may from time to time be agreed upon by Merrill Lynch and the Company.

          The Company agrees to pay the following fees to Merrill Lynch for its financial advisory services:

     1) a fee of $100,000, payable in cash on the date of this letter agreement;

     2) an additional fee of $2,000,000, contingent upon and payable in cash upon the execution of a definitive agreement to effect a Business Combination; and

     3) if, during the period Merrill Lynch is retained by the Company or within one year thereafter, (a) a Business Combination is consummated with a Purchaser (i) which Merrill Lynch identified,
          (ii) as to which Merrill Lynch advised the Company or (iii) with which the Company or Merrill Lynch had discussions regarding a Business Combination, in any such case during the term of Merrill Lynch's engagement hereunder or (b) the Company enters into an agreement with any such Purchaser which subsequently results in a Business Combination, an additional fee in an amount equal to 0.72% of the aggregate purchase price paid in such Business Combination, payable in cash upon the closing of such Business Combination or, in the case of a tender offer or exchange offer, upon the first purchase or exchange of shares pursuant to such tender offer or exchange offer, as the case may be. Any fees previously paid to Merrill Lynch pursuant to clauses (1) and (2) of this paragraph will be deducted from any fee to which Merrill Lynch is entitled pursuant to this clause (3).

The Company and Merrill Lynch agree that any fee payable hereunder with respect to a Business Combination described in clause (b) of the first paragraph of this letter agreement will be computed as if all the then outstanding shares of capital stock of the Company on a fully diluted basis (including stock options) were acquired in such Business Combination at a price per share equal to the highest price paid per share of capital stock in such Business Combination, in which event no additional fee will become payable by the Company hereunder with respect to any other Business Combination thereafter consummated.

          For purposes of this letter agreement, the term "purchase price" means an amount equal to the sum of the aggregate fair market value of any securities issued and any other non-cash consideration delivered (including, without limitation, any joint venture interest delivered to, or retained by, the Company), and any cash consideration paid, to the Company or its security holders in connection with a Business Combination and the amount of all indebtedness of the Company or any subsidiary of the Company less any cash of the Company or any subsidiary of the Company, which is assumed or acquired by a Purchaser or retired or defeased in connection with such Business Combination. The fair market value of any securities issued and any other non-cash consideration delivered or retained in connection with a Business Combination will be the value determined by the Company and Merrill Lynch upon the closing of the Business Combination.

          In addition to any fees that may be payable to Merrill Lynch under this letter agreement, the Company agrees to reimburse Merrill Lynch, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with Merrill Lynch's activities under this letter agreement, including, without limitation, the reasonable fees and disbursements of its legal counsel. Merrill Lynch will retain counsel subject to the Company's approval, which will not be unreasonably withheld.

          It is understood that the Opinion will be dated both as of a date reasonably proximate to the date of the definitive agreement between the Company and a Purchaser providing for the Business Combination and the date of the proxy statement to be mailed to the shareholders of the Company in connection with the Business Combination. It is further understood that, if the Opinion is included in the proxy statement or offer to purchase or Schedule 14D-9 to be mailed to the shareholders of the Company in connection with the Business Combination, the Opinion will be reproduced in such proxy statement or offer to purchase or
Schedule 14D-9 in full, and any description of or reference to Merrill Lynch or summary of the Opinion in such proxy statement or offer to purchase or Schedule 14D-9 will be in a form reasonably acceptable to Merrill Lynch and its counsel. Except as provided in this letter agreement, the Opinion will not be reproduced, summarized, described or referred to without Merrill Lynch's prior written consent.

          The Company will furnish Merrill Lynch (and will request that each prospective Purchaser with which the Company enters into negotiations furnish Merrill Lynch) with such information as Merrill Lynch believes appropriate to its assignment (all such information so furnished being the "Information"). The Company recognizes and confirms that Merrill Lynch (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this letter agreement and in rendering the Opinion without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information and (c) will not make an appraisal of any assets or liabilities of the Company or any prospective Purchaser.

          The Company agrees to indemnify Merrill Lynch and its affiliates and their respective directors, officers, employees, agents and controlling persons (Merrill Lynch and each such person being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, and related to or arising out of any Business Combination contemplated by this letter agreement or the engagement of Merrill Lynch pursuant to, and the performance by Merrill Lynch of the services contemplated by, this letter agreement and will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company.
The Company will not be liable under the foregoing indemnification and expense reimbursement provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court to have resulted from Merrill Lynch's bad faith or gross negligence. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the engagement of Merrill Lynch pursuant to, or the performance by Merrill Lynch of the services contemplated by, this letter agreement except to the extent that any loss, claim, damage or liability is found in a final judgment by a court to have resulted from Merrill Lynch's bad faith or gross negligence.

          If the indemnification of an Indemnified Party provided for in this letter agreement is for any reason held unenforceable, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Merrill Lynch, on the other hand, of the Business Combination as contemplated (whether or not the Business Combination is consummated) or (ii) if (but only if) the allocation provided for in clause (i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and Merrill Lynch, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and Merrill Lynch of the Business Combination as contemplated shall be deemed to be in the same proportion that the total value received or contemplated to be received by the Company or its security holders, as the case may be, as a result of or in connection with the Business Combination bears to the fees paid or to be paid to Merrill Lynch under this letter agreement; PROVIDED, HOWEVER, that, to the extent permitted by applicable law, in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees actually paid to Merrill Lynch under this letter agreement.

          The Company agrees that, without Merrill Lynch's prior written consent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this letter agreement (whether or not Merrill Lynch or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

          The Company acknowledges and agrees that Merrill Lynch has been retained to act solely as financial advisor to the Company. In such capacity, Merrill Lynch shall act as an independent contractor, and any duties of Merrill Lynch arising out of its engagement pursuant to this letter agreement shall be owed solely to the Company.

          Merrill Lynch's engagement hereunder may be terminated by either the Company or Merrill Lynch at any time after February 28, 1997 upon written notice to that effect to the other party, it being understood that the provisions relating to the payment of fees and expenses, indemnification, limitations on the liability of Indemnified Parties, contribution, settlements, the status of Merrill Lynch as an independent contractor, the limitation on to whom Merrill Lynch shall owe any duties and waiver of the right to trial by jury will survive any such termination.

          In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company or any Purchaser in which such Indemnified Party is not named as a defendant, the Company agrees to reimburse Merrill Lynch for all expenses incurred by it in connection with such Indemnified Party's appearing and preparing to appear as such a witness, including, without limitation, the fees and disbursements of its legal counsel.

          The Company acknowledges that Merrill Lynch may, at its option and expense, place an announcement in such newspapers and periodicals as it may choose, stating that Merrill Lynch has acted as the exclusive financial advisor to the Company in connection with any Business Combination.

          No waiver, amendment or other modification of this letter agreement shall be effective unless in writing and signed by each party to be bound thereby.

          This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that state.

          Each of Merrill Lynch and the Company (in its own behalf and, to the extent permitted by applicable law, on behalf of its shareholders) waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of the engagement of Merrill Lynch pursuant to, or the performance by Merrill Lynch of the services contemplated by, this letter agreement.

          Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Merrill Lynch the duplicate copy of this letter agreement enclosed herewith.

                              Very truly yours,
                              MERRILL LYNCH, PIERCE, FENNER &
                                SMITH INCORPORATED


                              By   /s/ DOUG BRAUNSTEIN
                                   ------------------------------
                                   Managing Director
                                   Investment Banking Group


Accepted and Agreed to as of
the date first written above:

COMMUNITY HEALTH SYSTEMS, INC.



By   /s/ E. THOMAS CHANEY
     -------------------------------
          Title: President & CEO